Exhibit 21.1

Subsidiaries of THCG, Inc.


                                                Jurisdiction of Incorporation or
Name of Subsidiary                                      Organization

Pacific Financial Services Corp.                         Washington
Inland Financial Corporation                             Washington
Walnut Consulting, Inc.                                  Delaware
Tower Hill Securities, Inc.                              New York
THCG, LLC                                                Delaware
Walnut GP, LLC                                           Delaware
WGP Management Company, Inc.                             Delaware
Walnut Growth Partners Limited Partnership               Illinois
Mercury Coast Inc.                                       Delaware
THCG Ventures, LLC                                       Delaware
THCG Venture Partners I, LLC                             Delaware
THCG Partners, LLC                                       Delaware